Explanation of Responses to Table II, Item 11

(1)           Kent C. McCarthy is the manager of Jayhawk Capital Management, LLC, which is the general partner to Jayhawk China Fund (Cayman), Ltd.  Jayhawk China Fund (Cayman) directly and solely owns the shares and warrants identified by this footnote in Table I and Table II.  As a result, Mr. McCarthy and Jayhawk Capital Management, LLC each indirectly beneficially owns the shares and warrants identified by this footnote in Table I and Table II.  Each reporting person disclaims beneficial ownership of the reported securities except to the extent of such reporting person's pecuniary interest therein.

(2)           Kent C. McCarthy is the manager of Jayhawk Private Equity, LLC, which is the general partner of Jayhawk Private Equity GP II, L.P.  Jayhawk Private Equity GP II, L.P. is the general partner of Jayhawk Private Equity Fund II, L.P.  Jayhawk Private Equity Fund II, L.P. directly and solely owns the warrants identified by this footnote in Table II.  As a result, Mr. McCarthy, Jayhawk Private Equity, LLC and Jayhawk Private Equity GP II, L.P. each indirectly beneficially own the warrants identified by this footnote in Table II.  Each reporting person disclaims beneficial ownership of the reported securities except to the extent of such reporting person's pecuniary interest therein.